Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 1, 2019, with respect to the consolidated financial statements of Acacia Diversified Holdings, Inc. included on Form 10-K for the year ended December 31, 2018.

/s/ KWCO, PC

Odessa, Texas

May 9, 2019